U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549

                                FORM 12b-25


NOTIFICATION OF LATE FILING                      0-16182
                                             _______________
                                             SEC FILE NUMBER

                                             924359300 and 924359201
                                             _______________________
                                             CUSIP NUMBERS

(Check One):
[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

     For Period Ended:   December 31, 1995
                         _________________

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:  __________________________

___________________________________________________________________________

     Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
___________________________________________________________________________

     If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the notification relates:  Part III
___________________________________________________________________________

PART I - REGISTRANT INFORMATION
___________________________________________________________________________

     Full Name of Registrant
     Former Name if Applicable

          Vernitron Corporation
     ______________________________________________________________________

     Address of Principal Executive Office (Street and Number)

          645 Madison Avenue
     ______________________________________________________________________

     City, State and Zip Code

          New York, NY  10022
     ______________________________________________________________________
___________________________________________________________________________

PART II - RULES 12b-25(b) AND (c)
___________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expenses;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.
___________________________________________________________________________

PART III - NARRATIVE
___________________________________________________________________________

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Company has recently been engaged in a major transaction which required the dedication of all of its resources and has been delayed in completing Part III to its Form 10-K
___________________________________________________________________________

PART IV - OTHER INFORMATION
___________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification

          Elliot N. Konopko         (212)         593-7900
          _____________________________________________________
          Name                     Area Code   Telephone Number


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [ X ] Yes [   ] No

     (3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                                        [   ] Yes [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
__________________________________________________________________________

                       Vernitron Corporation
            ____________________________________________
            (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     April 29, 1996              By:  /s/ Elliot Konopko
          ______________                 _______________________
                                         Elliot N. Konopko, Vice
                                           President